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                                                                    EXHIBIT 10.3

                                   LANCE, INC.
               COMPENSATION DEFERRAL AND BENEFIT RESTORATION PLAN

1.    NAME:

      This plan shall be known as the "Lance, Inc. Compensation Deferral and Benefit Restoration Plan" (the "Plan").

2.    PURPOSE AND INTENT:

      Lance, Inc. (the "Corporation") established the Plan (previously known as the "Lance, Inc. Compensation Deferral Plan") for the purpose of providing certain employees with the opportunity to defer payment of a portion of base salary and certain annual incentives in accordance with the terms and provisions set forth herein. The Corporation also established the Lance, Inc. Benefit Restoration Plan (the "Restoration Plan") to provide benefits to certain employees whose benefits under the Savings Plan are adversely affected by the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code. The Corporation is hereby amending and restating the Plan to merge the Restoration Plan into the Plan effective as of June 1, 2004 (the "Restatement Date"), and make certain amendments in connection with the merger. It is the intent of the Corporation that amounts deferred under the Plan shall not be taxable to the employee for income tax purposes until the time actually received by the employee. The provisions of the Plan shall be construed and interpreted to effectuate that intent.

3.    DEFINITIONS:

      For purposes of the Plan, the following terms have the following meanings:

      "Account" means the account established and maintained on the books of the Corporation to record a Participant's interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan. On the Restatement Date, such Account shall be increased by the balance of the Participant's "Restoration Account" as defined in and calculated pursuant to the terms of the Restoration Plan as of that date.

      "Annual Incentive Award" means, with respect to a Participant, any annual incentive award payable to the Participant pursuant to any incentive compensation plan of a Participating Employer approved for purposes of this Plan by the Plan Administrator.

      "Beneficiary" means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Administrator to receive the Participant's Account in the event of the Participant's death. If the Participant does not designate a Beneficiary, the Participant's Beneficiary is his or her spouse, or if not then living, his or her estate.

      "CEO" means the Chief Executive Officer of the Corporation.

      "Claim" means a claim for benefits under the Plan.

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      "Claimant" means a person making a Claim.

      "Compensation Committee" means the committee of individuals who are serving from time to time as the Compensation Committee of the Board of Directors of the Corporation.

      "Eligible Employee" means an Employee designated as an Eligible Employee pursuant to Paragraph 5(a).

      "Employee" means an individual employed by a Participating Employer.

      "Participant" means an Eligible Employee who has elected to defer compensation under the Plan as provided in Paragraph 5(b) or has received restoration credits to his Account pursuant to Paragraph 5(c).

      "Participating Employer" means the Corporation and any other incorporated or unincorporated trade or business that adopts the Plan.

      "Plan Administrator" means the person or entity designated as the "Plan Administrator" by the Compensation Committee.

      "Plan Year" means the taxable year of the Corporation.

      "Savings Plan" means the defined contribution profit-sharing plan maintained by the Company known as the "Lance, Inc. Profit-Sharing and 401(k) Retirement Savings Plan," as amended from time to time.

4.    ADMINISTRATION:

      The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Administrator deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the CEO, the Plan Administrator and the Compensation Committee upon all matters within the scope of his or its authority shall be made in the Chief Executive Officer's, Plan Administrator's or Compensation Committee's sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.    OPERATION:

      (a) Eligibility. For each Plan Year, (i) the Compensation Committee shall designate which Employees who are "named executive officers" in the Corporation's annual proxy

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statement shall be Eligible Employees for the Plan Year, and (ii) the CEO shall designate which Employees other than the "named executive officers" shall be Eligible Employees for the Plan Year; provided, however, that the determination of Eligible Employees shall be made consistent with the requirement that the Plan be a "top hat" plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. An Employee may be designated as an Eligible Employee separately with respect to deferrals pursuant to Paragraph 5(b) or restoration credits to his Account pursuant to Paragraph 5(c) for a Plan Year, or the Employee may be designated as an Eligible Employee with respect to both deferrals and restoration credits for the Plan Year. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

      (b) Elections to Defer. A person who is an Eligible Employee for a Plan Year may elect to defer from one percent (1%) to forty percent (40%), in one percent (1%) increments, of the Eligible Employee's base salary for the Plan Year. In addition, the Eligible Employee may elect to defer from ten percent (10%) to ninety percent (90%), in ten percent (10%) increments, of the Eligible Employee's Annual Incentive Award for the Plan Year. Elections to defer base salary or Annual Incentive Awards for a Plan Year must be made before the first day of the Plan Year, or at such other times as the Plan Administrator may determine consistent with the intent that the Plan operate so as to defer recognition of income taxes on the amounts deferred until the date the amounts are actually paid. All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other non-written procedures, as may be prescribed from time to time by the Plan Administrator and shall be irrevocable for the Plan Year. An election to defer made by an Eligible Employee with respect to any base salary or Annual Incentive Award payable for a Plan Year shall not automatically apply with respect to any base salary or Annual Incentive Award payable for any subsequent Plan Year. Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Savings Plan.

      (c) Restoration Credits. An Eligible Employee's Account shall be credited with an amount equal to the excess, if any, of:

            (A) the aggregate amount of the "Profit-Sharing Contribution" that would have been allocated to the Participant's "Individual Account" under the Savings Plan for the applicable Plan Year had (i) the limitation imposed by Section 415 of the Code not been in effect, (ii) had the amount of the Participant's compensation used in calculating the amount of said Profit-Sharing Contribution so allocated to said account under the terms of the Savings Plan not been limited by Section 401(a)(17) of the Code, and (iii) had the Participant's compensation for such purpose included the amounts, if any, deferred by the Participant under this Plan, over

            (B) the amount of the "Profit-Sharing Contribution" actually allocated to the Participant's "Individual Account" under the Savings Plan for the applicable Plan Year.

      (d) Establishment of Accounts. A Participating Employer shall establish and maintain on its books an Account for each Participant employed by the Participating Employer. Each

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Account shall be designated by the name of the Participant for whom established.
The amount of any base salary or Annual Incentive Award deferred by a Participant pursuant to Paragraph 5(b) shall be credited to the Participant's Account as of the date the base salary or Annual Incentive Award would have otherwise been paid to the Participant. The amount of any restoration credit shall be credited to the Participant's Account pursuant to Paragraph 5(c) as of the date such amounts would have been allocated to the Participant's "Individual Account" under the Savings Plan.

      (e) Account Adjustments for Deemed Investments. The Plan Administrator shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by a Participating Employer. Each Participant may designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Administrator, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s), and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Plan Administrator shall also establish from time to time a default investment vehicle into which a Participant's Account shall be deemed to be invested if the Eligible Employee fails to provide investment instructions to the Plan Administrator.

      (f) Timing of Adjustments. The adjustments to Accounts for deemed investments as provided in Paragraph 5(e) shall be made from time to time at such intervals as determined by the Plan Administrator. The Plan Administrator may determine the frequency of account adjustments by reference to the frequency of Account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that the Participant's Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for the period.

      (g) Payment of Accounts. The following provisions shall apply with respect to the payment of a Participant's Account:

      (i) Time of Payment. Except as otherwise provided in subparagraphs (v) and (vi) below, a Participant's Account shall become payable following the Participant's termination of employment with the Participating Employers for any reason other than death pursuant to subparagraph (ii) below or following the Participant's death pursuant to subparagraph (iii) below.

      (ii) Method of Payment: Termination of Employment Other Than Death. A Participant's Account shall be payable commencing as soon as administratively practicable following the Participant's termination of employment with the Participating Employers for any reason other than death in the form of either a single cash payment or five (5) or ten (10) annual installments as elected by the Participant pursuant to this subparagraph (ii). At the time the Participant first

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            makes a deferral election under the Plan, the Participant shall elect the method of payment, which election shall become immediately effective. Thereafter, the Participant may change such payment method election at such time or times and pursuant to such procedures as established by the Plan Administrator from time to time, provided that no such election to change the method of payment shall become effective unless the Participant remains employed with the Participating Employers for at least twelve (12) months from the date such election is made. If a Participant fails to make a payment election under this subparagraph (ii), the method of payment shall be a single cash payment.

      (iii) Method of Payment: Death. If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant's Beneficiary as and when they would have otherwise been paid to the Participant had the Participant not died. If a Participant terminates employment due to death, the Participant's Account shall be payable to the Participant's Beneficiary commencing as soon as administratively practicable after the Participant's death in the form of either a single cash payment or five annual installments as elected by the Participant pursuant to this subparagraph (iii). Such payment method election shall be made by the Participant at such time or times and pursuant to such procedures as the Plan Administrator may establish from time to time. If a Participant fails to make a payment method election under this subparagraph (iii), the method of payment to the Beneficiary shall be a single cash payment.

      (iv) Installments. If amounts are payable to a Participant (or Beneficiary, if applicable) in the form of annual installments, the first annual installment shall be paid as soon as administratively practicable after the Participant's termination of employment or death, as applicable, and each subsequent annual installment shall be paid on or about the anniversary of the first installment. During the installment payment period, the Participant (or Beneficiary, if applicable) shall have the right to direct the deemed investment of the Account in accordance with Paragraph 5(e) above. The amount payable on each payment date shall be equal to the balance of the Account on the applicable payment date divided by the number of remaining installments (including the installment then payable).

      (v) In-Service Withdrawal: Unforeseeable Emergency. A Participant who is in active service with a Participating Employer may, if permitted by the Plan Administrator, receive a refund of all or any part of the amounts previously credited to the Participant's Account in the case of an "unforeseeable emergency." A Participant requesting a payment pursuant to this subparagraph (v) shall have the burden of proof of establishing, to the Plan Administrator's satisfaction, the existence of an "unforeseeable emergency," and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this subparagraph (v), the payment shall be made within a

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            reasonable time after the Plan Administrator's determination of the existence of the "unforeseeable emergency" and the amount of payment so needed. As used herein, the term "unforeseeable emergency" means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be "unforeseeable emergencies" include the need to send a Participant's child to college or the desire to purchase a home. Withdrawals of amounts because of an "unforeseeable emergency" may not exceed an amount reasonably needed to satisfy the emergency need.

      (vi) In-Service Withdrawal: Life Event. At the time a Participant makes a deferral election pursuant to Paragraph 5(b), the Participant may elect, in accordance with such procedures as the Plan Administrator may establish from time to time, to have a portion of the amount to be deferred pursuant to such election, specified as a dollar amount, to become payable to the Participant in a single cash payment on a date specified by the Participant in such election that is at least two (2) calendar years after the date the related Annual Incentive Award or base salary would have otherwise been paid ("Life Event Payment Date"). Such amount shall become payable to the Participant on the Life Event Payment Date provided the Participant has not terminated employment with the Participating Employers or died prior to such date. Notwithstanding the foregoing, the Participant may irrevocably elect at least twelve months prior to the then applicable Life Event Payment Date to defer the Life Event Payment Date to a later specified date that is at least twelve (12) months after such then applicable Life Event Payment Date.

      (vii) Other Payment Provisions. Subject to the provisions of subparagraphs
            (v) and (vi) above, a Participant shall not be paid any portion of the Participant's Account prior to the Participant's termination of employment with the Participating Employers. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, the amount may be paid directly to the minor or incompetent person or to the person's fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

      (h) Statements of Account. Each Participant shall receive an annual statement of the Participant's Account balance.

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6.    AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN:

      The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant's Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary, in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee determines in its discretion.

7.    CLAIMS PROCEDURES:

      Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Savings Plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.    APPLICABLE LAW:

      The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

9.    MISCELLANEOUS:

      A Participant's rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

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